Sun Capital Advisers LLC
Code of Ethics
November 1, 2010

I.      INTRODUCTION AND STANDARDS OF CONDUCT

This Code of Ethics (“Code”) sets forth standards of conduct and governs personal trading in securities and certain other activities by access persons of Sun Capital Advisers LLC (“Sun Capital”) and, in some circumstances, family members and others in a similar relationship to Sun Capital access persons.  Access persons, and others concerned about the meaning or applicability of this Code, are encouraged to bring any questions about this Code to the Compliance Review Office.  The terms “access person” and “Compliance Review Office” are defined in section II., below.

A.  Fiduciary Duty

The valid interests of Sun Capital and its customers always take precedence over the personal interests of Sun Capital personnel.

Sun Capital is an investment adviser registered with the United States Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).  Sun Capital access persons owe a fiduciary duty to all Sun Capital clients, including the Sun Capital Advisers Trust, which is an investment company registered with the SEC under the Investment Company Act of 1940, as amended (the “1940 Act”) and any other registered investment company for which Sun Capital serves as the investment adviser (each a “Sun Capital Fund” and collectively the “Sun Capital Funds”) (collectively referred to as “Sun Capital clients”).

Therefore, as fiduciaries, access persons have an obligation to conduct themselves in accordance with the following principals:

1.	You have a fiduciary duty at all times to avoid placing your personal interests ahead of the interest of Sun Capital clients;

2.	You have a duty to attempt to avoid actual and potential conflicts of interest between personal activities and Sun Capital clients’ activities; and

3.	You must not take advantage of your position at Sun Capital to misappropriate investment opportunities from Sun Capital clients.

Sun Capital is also an indirect, wholly owned subsidiary of Sun Life Financial Inc. (“Sun Life Financial”), a corporation organized in Canada.  This Code supports Sun Life Financial’s Code of Business Conduct in its commitment to fair dealing and integrity on the part of Sun Capital and its access persons, including all Sun Capital access persons who are employees of other companies in the Sun Life Financial group of companies.

B.  Fair Dealing and Integrity

Sun Capital believes that even the appearance of conflict or unethical conduct could damage Sun Capital’s reputation for fair dealing and integrity.  The policies in this Code reflect Sun Capital’s desire to detect and prevent both actual and potential conflicts of interest.

 C.  Conduct of Personal Trading

Without limiting the fiduciary duty that access persons owe to clients, Sun Capital considers it proper that access persons personally purchase and sell securities in the same marketplace as Sun Capital clients.  In making personal investment decisions with respect to any security, however, access persons must use caution to ensure that the prohibitions of this Code are not violated.  Moreover, it is not intended that the policies in this Code will specifically address every situation involving personal trading.  These policies will be interpreted and applied, and exceptions and amendments may be made, by Sun Capital in a manner considered fair and equitable, but in all cases placing the interests of Sun Capital clients first.  Accordingly, technical compliance with the requirements of this Code will not insulate access persons from scrutiny of, and sanctions for, personal securities transactions that indicate abuse of their fiduciary duty to any Sun Capital client.

Sun Capital considers personal trading to be a privilege, not a right.  As an access person, you must exercise extreme care to ensure that the provisions and prohibitions of this Code are not violated when you are making personal investment decisions.  Furthermore, you should conduct your personal investing in such a manner that will eliminate the possibility that your time and attention are devoted to your personal investments at the expense of the time and attention that should be devoted to your duties on behalf of Sun Capital.

D.  Compliance with Federal Securities Laws

Access persons are required to comply with applicable provisions of the Federal securities laws as defined in this Code.  Section 206 of the Advisers Act provides that it is unlawful for Sun Capital, in connection with the purchase or sale of a security held or to be acquired by a Sun Capital client:

1.	To employ any device, scheme or artifice to defraud any client or prospective client;

2.	To engage in any transaction, practice or course of business which operates as a fraud or deceit upon any client or prospective client; or

3.	To engage in any act, practice or course of business which is fraudulent, deceptive or manipulative.

In addition, Section 204A of the Advisers Act requires Sun Capital to establish written policies and procedures reasonably designed to prevent the misuse in violation of the Advisers Act or Securities Exchange Act of 1934, as amended (“1934 Act”) or rules or regulations thereunder of material, non-public information by Sun Capital or any person associated with Sun Capital. Pursuant to Section 204A, the SEC adopted Rule 204A-1 which requires Sun Capital to maintain and enforce a written code of ethics.

Similarly Section 17(j) of the 1940 Act and Rule 17j-1 thereunder provides that it is unlawful for any affiliated person of Sun Capital in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by an investment company:

1         To employ any device, scheme or artifice to defraud such investment company;
2
To make any untrue statement of a material fact to the investment company or omit to state a material fact necessary in order to make the statements made to the investment company, in light of the circumstances under which they are made, not misleading;

3	To engage in any act, transaction, practice or course of business that operates or would operate as a fraud or deceit upon any such investment company; or
4	To engage in any manipulative practice with respect to such investment company

In addition, access persons are required to comply with the policies and procedures adopted by Sun Capital and the Sun Capital Funds under the Federal securities laws, and any policies and procedures that are adopted by Sun Capital’s affiliates in the Sun Life Financial group of companies and applicable to access persons.  Such policies and procedures include Sun Capital’s Policy for Prevention of Misuse of Material Nonpublic Information and Sun Life Financial’s Confidentiality and Insider Trading Policy.

E. Reporting Violations of this Code

Access persons are required to report any violations of this Code promptly to the Chief Compliance Officer or another member of the Compliance Review Office.  A member of the Compliance Review Office who receives a report of any violation of this Code must report the violation to the Chief Compliance Officer.

II. DEFINITIONS

For purposes of this Code, the following definitions shall apply:

1.
The term “access person” shall mean any member of Sun Capital’s Board of Managers, and any officer, or employee of Sun Capital or any Sun Capital Fund.  The term “access person” also includes any other Sun Life Financial employee and/or independent contractor (temporary employees and interns will be reviewed on a case by case basis, depending on the amount of time they are employed)  designated as such by the Compliance Review Office as a result of such person’s having access to:

a.	Nonpublic information regarding any Sun Capital client’s purchase or sale of securities;

b.	Nonpublic information regarding the portfolio holdings of a Sun Capital client; and/or

c.	Nonpublic securities recommendations made by Sun Capital to its clients.

Individuals may also be deemed to be access persons if they have access to any of the types of information described in subparagraphs (a) through (c) even if they have not been formally designated as an access person, and will be held accountable for compliance with the provisions of this Code regardless of such designations.  Access persons shall not include, for purposes of this Code, any employee of any subadviser engaged by Sun Capital on behalf of a Sun Capital client.  Sun Capital expects that such persons shall instead be subject to the Code of Ethics of such subadviser

2.	The term “acquisition” or “acquire” includes, without limitation, a purchase and the receipt of any gift or distribution of a reportable security (as defined below)

3.
The term “automatic investment plan” shall mean a program in which regular periodic purchases (or withdrawals) of reportable securities are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes a dividend reinvestment plan.

4.
The term “beneficial ownership” shall mean a direct or indirect “pecuniary interest” that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a security.  The term “pecuniary interest” generally means the opportunity directly or indirectly to receive or share in any profit derived from a transaction in a security, whether or not the security or the relevant account is in such person’s name or held in an ordinary brokerage or retirement plan account.  An indirect pecuniary interest in securities by a person would be deemed to exist as a result of:

a.
Ownership of reportable securities by any of such person’s immediate family members sharing the same household, including child, stepchild, grandchild, parent, stepparent, grandparent, spouse (including civil unions granted to same-sex couples), sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law;

Note:  In certain rare cases, the presumption of beneficial ownership of securities held by family members in the access person’s household may be rebutted if the Compliance Review Office determines, based on all of the relevant facts; that the attribution of these family members’ securities transactions to the access person is inappropriate.

b.	The person’s partnership interest in the portfolio securities held by a general or limited partnership which such person controls;

c.	The existence of a performance-related fee (not simply an asset-based fee) received by such person as broker, dealer, investment adviser or manager to a securities account;

d.	The person’s right to receive dividends from a security even if such right is separate or separable from the underlying securities;

e.	The person’s interest in securities held by a trust under certain circumstances; and

f.
The person’s right to acquire securities through the exercise or conversion of a “derivative security” (which term excludes: (i) a broad-based index option or future; (ii) a right with an exercise or conversion privilege at a price that is not fixed; and (iii) a security giving rise to the right to receive such other security only pro rata and by virtue of a merger, consolidation or exchange offer involving the issuer of the first security).

5.
The term Code of Ethics Review Committee (the “CER Committee”) shall mean the President, Chief Compliance Officer, and Chief Financial Officer of Sun Capital Advisers, the Senior Managing Director and Head of North American Public Fixed Income, and the Managing Director of Corporate Compliance.

6.
The term “Compliance Review Office” (the “CRO”) shall mean the President, the Chief Compliance Officer, and the General Counsel of Sun Capital and certain members of the Sun Capital Compliance team designated to receive and review reports of purchases and sales by access persons, to interpret this Code, and to establish procedures under this Code.  The President of Sun Capital shall have ultimate decision making authority for the Compliance Review Office, except that the Chief Compliance Officer of Sun Capital shall be responsible for decisions relating to the President’s compliance with this Code.

7.
The term “Controlled Account” is a non-client account for which an access person has a beneficial ownership interest or discretionary authority. This discretionary authority may include power of attorney and/or trade authorization for accounts for which an access person has no beneficial ownership.  Examples include, but are not limited to, serving as a trustee of a trust account,  or trading on behalf of any person who is not an immediate family member sharing the same household as the access person.  (Please review the definition of “beneficial ownership” above.)

8.
The term “Federal securities laws” shall mean the Securities Act of 1933, as amended (“1933 Act”), the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

9.	The term “fund” shall mean an investment company registered under the 1940 Act.

10.
The term "initial public offering" shall mean an offering of securities registered under the 1933 Act, the issuer of which, immediately before registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

11.
The term “investment person” shall mean any access person designated by the Compliance Review Office as a portfolio manager or as a person who assists the portfolio managers in making investment decisions for Sun Capital clients, including but not limited to, analysts and traders of Sun Capital.  An access person is considered to be an investment person only as to those client accounts or types of client accounts as to which he or she is designated an investment person by the Compliance Review Office.  As to other accounts, he or she is simply an access person.

12.	The term "limited offering" shall mean an offering that is exempt from registration under the 1933 Act, pursuant to Section 4(2) or 4(6) of such Act or Rule 504, 505 or 506 thereunder.

13.
The term “material non-public information” with respect to an issuer shall mean information, not yet released to the public, which would have a substantial likelihood of affecting a reasonable investor’s decision to buy or sell any securities of such issuer.

14.
The term “property investment reporting person” shall mean all access persons who have influence over decisions on mortgage, property investments, property management, and property portfolio management and development.  The definition includes all those persons over whom the property investment reporting person has influence with respect to the decisions regarding the purchase, sale, construction, financing, leasing, renting and maintenance of any property and includes access persons engaged in leasing, managing, servicing, renovating, acquisition and divestment of Sun Life Financial and subsidiaries’ business operations premises.

15.	The term “purchase” shall include, but not be limited to, the writing of an option to purchase, and the receipt of, through a gift or any other acquisition, a reportable security.

a.
The term “reportable fund” shall mean any fund (as defined above, other than a money market fund) whose investment adviser or principal underwriter controls, is controlled by, or is under common control with Sun Capital.

Reportable funds currently include those funds for which Massachusetts Financial Services Company or any of its subsidiaries serves as investment adviser (each an “MFS Fund” or collectively the “MFS Funds”), any other investment fund that is registered under the 1940 Act and for which a company affiliated with Sun Life Financial serves as investment adviser (each an “Other Sun Life Financial Fund” or collectively the “Other Sun Life Financial Funds”) except for those funds, as described in Item 17 below, to which Sun Capital provides investment advisory services. Please note that investments in MFS Funds, or Other Sun Life Financial Funds are reportable, including those made through a 401(k) plan or other retirement plan, and those made through any variable product.

A money market fund is not a reportable fund because money market funds are expressly excluded from the definition of reportable securities.

For purposes of this section, “control” has the same meaning as it does in Section 2(a)(9) of the 1940 Act.

17.
The term “reportable security” means a security as defined in Section 2(a)(36) of the 1940 Act and Section 202(a)(18) of the Advisers Act or any applicable successor provision.  Currently, this means any “security” (including any note, stock, treasury stock, exchange traded funds (“ETFs”), security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, any mutual fund for which Sun Capital serves as investment adviser and any variable annuity or variable life insurance policy that is issued by a separate account registered under the 1940 Act where the underlying investment options are advised by Sun Capital including those established by an insurance company affiliated with Sun Life Financial (the “Sun Life Financial Variable Products”); any MFS Fund to which employees of Sun Capital provide sub-advisory or advisory services); except that “reportable security” shall not include:

a.	Direct obligations of the United States government (i.e., Treasury securities, as distinct from securities issued by United States government agencies or instrumentalities);

b.	Bankers’ acceptances;

c.	Bank certificates of deposit;

d.	Commercial paper;

e.	High quality, short term debt instruments, including repurchase agreements;

f.	Shares of money market funds;

g.	Shares of open-end funds other than reportable funds;

h.	Shares of unit investment trusts that are invested exclusively in one or more open-end funds, none of which is a reportable fund; or

i.	Any other security determined by the SEC or its staff to be excluded under Rule 17j-1 under the 1940 Act or Section 202(a)(18) of the Advisers Act

18.	The term “sale” or “sell” shall include, but not be limited to, the writing of an option to sell and the making of a gift of a reportable security.

19.
A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

III. SUBSTANTIVE RESTRICTIONS AND OBLIGATIONS

It is the responsibility of each of the Global Section Heads or their designee to identify new access persons and to notify the Compliance Review Office on a timely basis.

Without limiting the responsibility of access persons to uphold the standards of conduct set forth in this Code and to conduct their personal trading in a controlled account or an account in which he or she has beneficial ownership in a manner consistent with their fiduciary duty to clients, this Code prohibits the following activities:

1.
Competing with Client Trades.  No access person shall, directly or indirectly, purchase or sell securities if the access person knows, or reasonably should know, that such securities transactions compete in the market with actual or considered securities transactions for any client of Sun Capital, or otherwise personally act to injure any client’s securities transactions.

2.
Personal Use of Client Trading Knowledge.  No access person shall use the knowledge of securities purchased or sold by any client of Sun Capital or securities being considered for purchase or sale by any client of Sun Capital to profit personally, directly or indirectly, by the market effect of such transactions.

3.
Disclosure of Client Trading Knowledge.  No access person shall, directly or indirectly, communicate to any person who is not an access person any material non-public information relating to any client of Sun Capital or any issuer of any security owned by any client of Sun Capital, including, without limitation, the purchase or sale or considered purchase or sale of a security on behalf of any client of Sun Capital, except to the extent necessary to effect securities transactions on behalf of the client of Sun Capital.

4.  Transactions During Prohibited Periods.

a. All access persons – No access person shall, directly or indirectly, purchase or sell any reportable security in which he or she has, or by reason of such purchase acquires, any beneficial ownership:

i.  At a time when:  (a) the same security or an equivalent security is being considered for purchase or sale by a Sun Capital client; or (b) a Sun Capital client has a pending “buy” or “sell” order in that same or an equivalent security.  This prohibition continues until that security ceases being considered for purchase or sale or the order is executed or withdrawn.

ii. Within a period of seven (7) calendar days after a Sun Capital client has purchased or sold such security or an equivalent security.

b. Blackout period for investment persons – No investment person shall, directly or indirectly, purchase or sell any reportable security in which he or she has, or by reason of such purchase acquires, any beneficial ownership within a period of seven (7) calendar days before and after a Sun Capital client has purchased or sold such security or an equivalent security.

Note:  An investment person has an affirmative obligation to recommend and/or effect suitable and attractive trades for clients regardless of whether such trades will cause a prior personal trade to violate this restriction.  It would constitute a breach of fiduciary duty and a violation of this Code for an investment person to delay or fail to make any such recommendation or transaction in order to avoid a conflict with this restriction.

The Compliance Review Office will review any extenuating circumstances that may warrant a waiver of sanctions for apparent violations of this restriction.  For example, events following an investment person’s personal trade may create an opportunity or necessity for a Sun Capital client to trade in the same reportable security.  Such events would include, without limitation, a change of circumstance, a liquidation, rebalancing, or other decision initiated by Sun Capital or a client, or another similar event that did not exist or was not anticipated by the investment person at the time of the personal trade.

5.
Short-Term Trading.  All access persons are prohibited from profiting from the purchase and sale (or short sale and purchase) of the same or equivalent reportable security (including Reportable Funds) within 30 calendar days (determined using the LIFO[1] method).  Profits from such trades must be disgorged (surrendered). Any amounts that are disgorged by an access person under this Code shall be paid to Sun Capital, and Sun Capital will donate such proceeds to a charity determined by the Code of Ethics Review Committee.  Any disgorgement amount shall be calculated by the Compliance Review Office, which calculation shall be binding.  Note that this provision is also applicable to Sun Capital Funds, MFS Funds, or Other Sun Life Financial Funds, as such trading may present actual or apparent conflicts with the access person’s fiduciary duty to clients and the standards of conduct set forth in this Code.  Any consecutive purchase and sale (or sale and purchase) within a 30-day period of shares of a Sun Capital Fund, MFS Fund, or Other Sun Life Financial Fund beneficially owned or controlled by an access person will be subject to further review by the Compliance Review Office and possible sanctions in the event that the transactions constitute inappropriate short-term trading.  This provision does not apply to:

•	Transactions in reportable securities, other than reportable funds, that are exempt from the pre-clearance requirements;

•	Transactions in money market funds (because money market funds are not reportable securities); or

•	Transactions effected through an Automatic Investment Plan.

6.
Initial Public Offerings and Private Placements.  No access person shall purchase any securities in the form of an initial public offering (other than a new offering of a registered open-end investment company). No access person shall, without obtaining prior written approval of the Compliance Review Office, directly or indirectly, purchase any security issued pursuant to a limited offering.

Note:  An exemption from the prohibition on purchasing securities in an initial public offering or an approval to purchase any security issued pursuant to a limited offering will be given only in rare circumstances.

7.
Disclosure of Personal Interest in Private Placements.  An investment person who has been authorized to purchase securities in a limited offering shall disclose any such investment when involved in a subsequent consideration of an investment in any securities of the same issuer for any Sun Capital client.  In such circumstances, any decision to purchase securities of the issuer for the client must be independently reviewed by an investment person with no personal interest in the issuer.

8.
Investment Clubs and Private Pooled Vehicles.  No access person shall participate in an investment club or invest in a hedge fund or similar private organized investment pool without obtaining prior written approval from the Compliance Review Office.

9.
Short Sales.  No access person shall, directly or indirectly, sell any reportable security short, sell a call option or purchase a put option on any reportable securities in which a Sun Capital client has an investment interest.

10.
Gifts, Entertainment and Favors.  Access persons must not make business decisions that are or appear to be influenced by the giving or accepting of gifts, entertainment, or favors.  No access person shall accept any gift of more than de minimis value ($100 for a gift or $250 for entertainment) per giver per year from any person or entity that influences business with or on behalf of Sun Capital.  If an access person receives any gift that might be prohibited under this Code, the access person promptly must inform the Compliance Review Office and the gift may need to be returned or donated to charity.

No access person shall accept entertainment (such as a meal, sporting event or other similar activity) of more than de minimis value without obtaining prior written approval under procedures established by the Compliance Review Office.

Note:  The Compliance Review Office shall from time to time designate the highest value to be considered de minimis.  Access persons are required to update themselves about this amount and will be deemed to have knowledge of it.

11.
Trading through Certain Persons.  No access person shall, directly or indirectly, execute reportable securities transactions through individual investment advisers and/or bank or broker-dealer personnel who have either Sun Capital or any company in the Sun Life Financial group of companies as their account coverage responsibilities.

12.
Board Service and Outside Employment.  No access person shall serve on the board of directors of any publicly traded company, absent prior written authorization and determination by the Compliance Review Office that the board service would be consistent with the interests of clients.  All access persons are prohibited from accepting any service, employment, engagement, connection, association or affiliation in or with any enterprise, business or otherwise, which is likely to interfere materially with the effective discharge of responsibilities to Sun Capital and its clients.

13.
Conflicts of Interest.  No access person shall, directly or indirectly, execute reportable securities transactions on behalf of Sun Capital or its clients through individual investment advisers and/or bank or broker-dealer personnel who have a personal association with the access person.

14.
Interns.  Interns, even if they are not paid employees of Sun Life Financial or its subsidiaries, are considered access persons under this Code if they have access to current trading and/or holdings information with respect to Sun Capital clients.  The Chief Compliance Officer may exempt such persons from certain requirements under the Code if the Chief Compliance Officer determines there is no significant risk to Sun Capital of its clients.

15.	Spreading of False or Misleading Rumors. No access person shall intentionally engage in the creation, spread, or use of false or misleading rumors intended to manipulate securities prices.

16.
Use of Social Networking Websites.  All access persons are prohibited from using social networking sites (i.e., Facebook, My Space, Twitter) to discuss investment recommendations or strategies.  In addition, access persons must refrain from discussing and/or mentioning Sun Capital (or its affiliates) or any of its clients and/or the business conducted by these entities without prior approval from the Compliance Department.

IV.   COMPLIANCE PROCEDURES

A.  Pre-clearance for Personal Securities Investments

1.
Pre-clearance Procedure.  Each access person must obtain approval prior to purchasing or selling any reportable security in a controlled account or in which he or she has or would acquire beneficial ownership.  To obtain prior approval, access persons must follow Sun Capital’s pre-clearance procedure, as designated by the Compliance Review Office.  The pre-clearance requirement does not apply to the exempt securities and exempt transactions specified in Section V. below.  The Compliance Review Office reviews for excessive trade requests and may limit the number of pre-clearance requests that an access person may submit within any specified time period

Requests for pre-clearance generally will not be granted if the trade is prohibited under the Section IV restrictions on “Transactions during Prohibited Periods”, “Initial Public Offerings and Private Placements”, and “Short Sales”.  The reasons for denying pre-clearance requests are generally confidential, however, and access persons are not entitled to an explanation in the event a pre-clearance request is denied.

2.
Trade Execution.  Any transaction approved pursuant to the pre-clearance procedure must be executed by the end of the next trading day after the approval is granted.  The end of the trading day for any reportable security is the closing time on the exchange where the reportable security is principally traded.  If the transaction has not been executed by the end of the specified time, the approval will expire and the trade cannot proceed until the access person again follows the pre-clearance procedure and obtains another approval.

3.
Automatic Revocation.  If a pre-clearance request is granted, the access person may assume that the transaction will not violate the “Competing with Client Trades” or “Transactions During Restricted Periods” restrictions of Sections III.1. and III.4. of this Code unless the access person has actual knowledge to the contrary.  If an access person receives pre-clearance for a reportable security transaction, then becomes aware that the reportable security:

a.	is being considered for purchase or sale; or

b.	has become the subject of a buy or sell order for a Sun Capital client,

the access person must consider the pre-clearance to have been revoked.  If the access person’s personal transaction is executed before the access person becomes aware of the consideration or order, the transaction will not violate the “Transactions During Restricted Periods” restrictions of Section III of this Code.

B.  Quarterly Transaction, Brokerage Account, and Entertainment Reports.  Each access person shall submit a quarterly report in the format designated by the Compliance Review Office.  Such reports must contain the information required from time to time by Rule 17j-1 under the 1940 Act and Rule 204A-1(b)(2)(i) under the Advisers Act or any applicable successor provision.  Such reports may also require additional information, as specified in the report format, from access persons who are designated as “Property Investment Reporting Persons” by the Compliance Review Office.

Each access person shall submit a quarterly report not later than thirty (30) calendar days after the end of each calendar quarter, regardless of whether the access person has any transactions, brokerage accounts or entertainment to report for the quarter. Currently, the reports are required to set forth the following information:

1.  Transaction Information. The quarterly report shall contain the following information for each reportable securities transaction in a controlled account or any other securities account which such access person has, or by reason of such transactions acquires or disposes of, any beneficial ownership during the reporting period:

a. The date of each transaction, the exchange, interest rate and maturity date (if applicable), number of shares or units, and the principal amount of each reportable security or reportable fund involved;

b. The nature of each transaction (i.e., purchase, sale or other type of acquisition or disposition);

c. The price at which each transaction was effected;

d. The name of the broker, dealer or bank with or through whom each transaction was effected; and

e. The date that the report is submitted.

2.  Brokerage Account Information.  The quarterly report shall contain the following information with respect to any controlled or any other account which held any securities (not simply reportable securities) in which the access person had beneficial ownership during the reporting period:

a.	The name of the broker, dealer or bank maintaining the account and the account number;

b.	The name of the account holder and relationship, if applicable;

c.	The date the account was established; and

d.	The date the report is submitted by the access person.

3.  Entertainment Information.  Each access person is required to report quarterly any entertainment other than of de minimis value from any person or entity that does business with or on behalf of a client.

4.	Real Property Investments. A property investment reporting person:

a.  Is required to report quarterly all purchase, sale, construction, and financing transactions other than of de minimis value (i.e., less than $1500 USD) with respect to any property owned, leased or rented by them with such details with respect to price, rent or loan amount the vendor, purchaser, lender, borrower, or supplier, as the CRO may require.  Mortgage transactions executed on a principal residence with a major lending institution and rental contracts for a personal residence are exempt from reporting requirements, unless information is specifically requested by the CRO.  An address change on a personal rental accommodation is to be included in a property investment reporting person’s quarterly reports; and

b.
Is required to report quarterly any servicing, construction, maintenance or renovation arrangements other than de minimis value (i.e., less than $1500 USD) with respect to a property owned directly or indirectly, leased or rented by them and includes persons who are not at arms length to them in which a contractor or supplier to the Sun Life Financial group of companies or a borrower from those companies is involved.  This will include construction, renovation, property maintenance contract or other such arrangements as judged necessary.

C.  Initial and Annual Holdings Report and Certification of Compliance.  No later than 10 days after becoming an access person, each access person shall submit a report in the format designated by the Compliance Review Office, providing information current as of a date no more than forty-five (45) days prior to the date the person becomes an access person.  In addition, at least annually thereafter, by a date specified by the Compliance Review Office, each access person must submit a report in the format designated by the Compliance Review Office, providing information current as of a specified date no more than forty-five (45) days before the report is submitted.  In each case, the report must contain the information required from time to time by Rule 17j-1 under the 1940 Act and Rule 204A-1(b)(1)(i) under the Advisers Act or any applicable successor provision.  Currently, the reports are required to set forth the following information:

1.
The nature of the account, the title and type of security, the exchange ticker, and the number of shares and principal amount of each reportable security in which the access person had any direct or indirect beneficial ownership;

2.
The name of any broker, dealer or bank with which the access person maintained an account in which any securities (not simply reportable securities) were held for the direct or indirect benefit of the access person, or for a controlled account as defined above;

3.	Determination as to whether the access person has been identified as a property investment reporting person;

4.
Certification that the access person: (i) has read and understands this Code and recognizes that he or she is subject hereto; (ii) has complied with the requirements of this Code; and (iii) has disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported pursuant to the requirements of this Code; and

5.  The date that the report is submitted by the access person.

D.  Reporting for Exempt Securities and Transactions.

Section V below, describes securities and transactions that are exempt from the pre-clearance requirements set forth in Section IV.A., above.  However, these securities and transactions generally are not exempt from the reporting requirements set forth in Sections IV.B. and IV.C. above.

1.
Exception for accounts where there is no control.  In accordance with Section V.B.1. of this Code, the reports required by this Section IV may exclude information relating to purchases or sales of reportable securities for accounts over which the access person has no direct or indirect influence or control.

2.
Reporting for other exempt transactions.  Every report concerning a reportable securities transaction that relies upon a Section V.B. exemption other than Section V.B.1. shall contain a brief statement explaining the circumstances that qualify the transaction for the exemption.

E.  Duplicate Confirmations and Statements

Upon the written request of the Compliance Review Office, access persons are required to direct their brokers to supply to Sun Capital on a timely basis duplicate copies of confirmations of all reportable securities transactions and copies of periodic statements for all securities in controlled accounts or accounts in which the access person has a beneficial ownership interest.  Access persons may elect to instruct their broker/dealers to send duplicate confirmations and statements directly to the Compliance Review Office in lieu of manually inputting transaction and position data. However, access persons will still have to file the quarterly attestation.

F.  Acknowledgement of Code and Amendments

Access persons must provide Sun Capital with a written acknowledgement, in the format prescribed by the Compliance Review Office, that they have received the Code and any amendments.

1.	Initial Receipt. The Certificate of Compliance submitted together with the Initial Statement of Holdings shall serve as the receipt for initial delivery of the Code.

2.
Subsequent Amendments.  Access persons must submit separate acknowledgement of any amendments to the Code.  If the timing of the provision of any such amendment coincides with the timing for access persons to submit their Annual Statements of Holdings, the accompanying Certificate of Compliance may serve as the written acknowledgement of receipt of the amendment.

V.  EXEMPT SECURITIES AND EXEMPT TRANSACTIONS

A.  Exempt Securities

1.
Transactions in the following types of securities are exempt from the trading restrictions set forth in Sections III.1-2, 4, 6, 9 and 11 and the pre-clearance requirements, but not the reporting requirements set forth in Section IV of this Code:

a.
Unit investment trusts in which the access person has no direct or indirect influence or control over the investment portfolio (other than open-ended registered investment companies, shares of which are not considered reportable securities at all for these purposes);

b.
Bonds issued or guaranteed by sovereign, state or provincial governments or supranational issuers (other than U.S.  Government securities, which are not considered reportable securities at all for these purposes);

c.	Securities issued by United States government agencies or instrumentalities (other than U.S. Government securities, which are not considered reportable securities at all for these purposes); and

d.
Securities of Sun Life Financial, including securities of funds that invest in Sun Life Financial securities pursuant to employee benefit plans for employees of companies in the Sun Life Financial group of companies.

2.
Reportable Funds.  Transactions in securities of reportable funds are exempt from the trading restrictions set forth in Sections III.1, 4, 6, 9 and 11 and the pre-clearance requirements, but not the reporting requirements set forth in Section IV of this Code.

B.  Exempt Transactions

The types of transactions described below shall be exempt from the trading restrictions set forth in Section III.1-2, 4, 6, 9 and 11 and the pre-clearance requirements set forth in Section IV of this Code.  In accordance with Section IV.E.1. of this Code, transactions for accounts described in item 1 below are also exempt from the reporting requirements set forth in Section IV.  The other transactions described below are not exempt from the reporting requirements set forth in Section IV of this Code.

1.
Purchases or sales of reportable securities for an account over which the access person has no direct or indirect influence or control (Please note that this exemption is extremely narrow and should not be relied upon without prior written approval from the Compliance Review Office.);

2.	Purchases or sales of reportable securities which are non-volitional on the part of the access person;

3.
Purchases of reportable securities which are part of an automatic investment plan, but only to the extent that the access person makes no voluntary adjustments in the predetermined schedule or allocation (Note:  Access persons must obtain pre-clearance for the initial purchase or withdrawal under an automatic investment plan; and for any changes in the predetermined schedule or allocation under the plan.);

4.
Purchases of reportable securities made by exercising rights distributed by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired by the access person from the issuer, and sales of such rights so acquired; and

5.	Tenders of reportable securities pursuant to tender offers that are expressly conditioned on the tender offer’s acquisition of all of the securities of the same class.

C.  De Minimis Transactions in Large Cap Issuers.  Pre-clearance requests may be granted for certain de minimis transactions in large cap issuers that would otherwise violate the “Transactions During Prohibited Periods” restrictions of Section IV.  To qualify, the transaction must relate to securities of an issuer with a market capitalization of at least $5 billion, and the amount of the transaction cannot exceed $5,000.  Access persons must use the pre-clearance procedure to obtain approval prior to effecting de minimis transactions, and such transactions are subject to the reporting requirements of this Code.

D.  Other Exemptions

Subject to applicable law, the President of Sun Capital may, from time to time, grant exemptions from the trading restrictions, pre-clearance requirements, or other provisions of this Code with respect to particular individuals, types of transactions or reportable securities, where such exemptions are appropriate in light of all the surrounding circumstances.  In each case, the transaction or conduct may be subject to special scrutiny by the Compliance Review Office and may be subject to additional policies or restrictions intended to ensure that the exemptions are not being used to circumvent the policies and purposes of this Code.

VI. COMPLIANCE REVIEW OFFICE

A.  Notification of Access Persons.  The CRO will inform such persons of their duties, and provide such persons with copies of this Code and any amendments as well as the Initial Statement of Holdings.  However, the failure of the Compliance Review Office to contact a new access person shall not excuse such persons from their fiduciary obligations to Sun Capital clients.

B.  Review of Reports.  The Compliance Review Office shall from time to time establish such procedures as it deems appropriate for the review of information regarding transactions and holdings of access persons.  The Compliance Review Office shall:

1.	Examine the quarterly and annual reports and prepare summary reports of all reporting violations by access persons; and

2.	Compare pre-clearance requests with portfolio transactions of Sun Capital clients and determine whether a violation of this Code may have occurred.

C.  Reporting of Violations.  Before making any determination that an access person has committed a violation of this Code, the Compliance Review Office shall give the access person an opportunity to supply additional explanatory material relating to the potential violation.  If the Compliance Review Office then determines that a violation of this Code has occurred, the circumstances of the violation will be brought before the Code of Ethics Review Committee..

VII. VIOLATIONS AND SANCTIONS

The Code of Ethics Review Committee may investigate potential violations of the Code either on its own accord or in response to a complaint.  The CER Committee may determine the required and appropriate scope of an investigation of a potential violation in its sole discretion.  If a determination is made that a violation of the Code has occurred, the CER Committee may impose one or more sanctions.  Sanctions may include, but are not limited to, one or more of the following:

•	A requirement for duplicate confirmations and statements
•	A Written Notice of Violation
•	A monetary penalty
•	Reversals of trades
•	Forfeit of profit
•	Absorption of loss
•	Suspension of personal trading privileges
•	Suspension of employment
•	Termination of employment
•	Referral to civil or criminal authorities

Sanctions need not be imposed in any particular order and may be imposed in any order deemed appropriate by the CER Committee in its sole discretion.  All U.S.-based employees at Sun Capital are employees at will, and their employment may be terminated at any time, with or without notice or with or without cause.  Nothing in this Code alters that status in any way.

Any amounts that are paid by an access person as a sanction under this Code shall be paid to Sun Capital, and Sun Capital will donate the proceeds to a charity determined by the CER Committee.

Listed below are possible guidelines for failure to comply with specific provisions of the Code. This list is not a guarantee that sanctions will be imposed in this order. This list is provided by way of example only.  Appropriate sanctions may be imposed under the circumstances as determined by the CER Committee in its sole discretion.

1:  Reporting Violations
•	Failure to file an initial holdings report within ten days of becoming an access person; and
•	Failure to file quarterly transactions, annual statement of holdings report by the federally mandated deadline (30 days).

1st offense	First Reporting Violation Notice. Copies sent to manager and President of Sun Capital.
2nd offense	Second Reporting Violation Notice. Requiring signed acknowledgement. Copies sent to manager and President of Sun Capital.
3rd (and subsequent) offenses	Third (and subsequent) Written Notice of Violation and minimum $100 fine. Requiring signed acknowledgement. Copies sent to manager and President of Sun Capital.

2:  Trading Violations
•	Trading without receiving appropriate pre-clearance or trading outside the approval period (including the blackout period);
•	Trading after being denied approval; and
•	Selling a security within 30 days of a purchase of the same security or purchasing a security within 30 days of a short sale of the same security resulting in a profit.

1st offense	First Trading Violation. Copies sent to manager and President of Sun Capital.
2nd offense	Second Reporting Violation Notice. 30-day suspension of trading. Requiring signed acknowledgement. Copies sent to manager and President of Sun Capital.
3rd (and subsequent) offenses	Third (and subsequent) Trading Violation Notice and minimum $100 fine. Copies sent to manager and President of Sun Capital.

3:  Entertainment Violations
•	Failure to pre-clear entertainment greater than de minimis.

1st offense	First Entertainment Violation Notice. Copies sent to manager and President of Sun Capital.
2nd offense	Second Entertainment Violation Notice. Requiring signed acknowledgement. Copies sent to manager and President of Sun Capital.
3rd (and subsequent) offenses	Third (and subsequent) Entertainment Violation Notice and minimum $100 fine. Requiring signed acknowledgement. Copies sent to manager and President of Sun Capital.

4:  Identification of New Access Persons
•	Failure of Global Section Head to notify the Compliance Review Office of new hires or terminations of access persons within their group by their start/end date.

Each offense will be handled on a case by case basis as determined in the sole discretion of the CER Committee.

The CER Committee may take into consideration any mitigating circumstances when applying sanctions as deemed appropriate in its sole discretion.  Sanctions for violating this Code can be severe.  Any violation of the substantive or procedural requirements of this Code will result in the imposition of such sanctions as the CER Committee may deem appropriate in its sole discretion.

VIII. CONFIDENTIALITY

Sun Capital will endeavor to keep confidential information obtained from any access person under this Code, and will provide access to such information on a “needs to know” basis only.  Reports of securities transactions hereunder will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law or regulation, and may be made available to other civil and criminal authorities.  In addition, information regarding material violations of this Code may be provided to clients or former clients of Sun Capital.

IX. RECORDKEEPING REQUIREMENTS
Sun Capital shall maintain and preserve records relating to this Code of the type and in the manner and form and for the time period prescribed from time to time by applicable law.  Currently, Sun Capital is required by law to maintain and preserve:

1.	In an easily accessible place, a copy of this Code (and any prior code of ethics that was in effect at any time during the past five years) for a period of five years;

2.
A record of any violation of this Code (and any prior code of ethics that was in effect at any time during the past five years) and of any action taken as a result of such violation for a period of five years following the end of the fiscal year in which the violation occurs;

3.
In an easily accessible place, a record of all written acknowledgements of receipt of this Code, and any amendments to this Code, for each person who is currently, or within the past five years was, an access person of Sun Capital;

4.
A copy of each report (or any information supplied in lieu thereof) submitted by an access person under this Code for a period of five years after the end of the fiscal year in which the report is made or the information is supplied, provided that for the first two years such copy must be preserved in an easily accessible place;

5.
In an easily accessible place, a list of all persons who are, or within the past five years were, required to make reports pursuant to this Code and of all persons who are members of the Compliance Review Office;

6.
A copy of each report required by paragraph (c)(2)(ii) of Rule 17j-1 under the 1940 Act for a period of five years following the end of the fiscal year in which such report is made, provided that for the first two years such copy must be maintained in an easily accessible place; and

7.
A written record of any decision and the reasons supporting such decision, to approve the acquisition by an access person of securities offered in any initial public offering or limited offering for a period of five years following the end of the fiscal year in which the approval is granted.

X.      TRAINING AND EDUCATION
The Compliance Review Office will endeavor to conduct periodic training and educational sessions.  Access persons are required to attend the training sessions and/or continuing education as well as read any applicable materials.

1 LIFO – Last In, First Out. For trading purposes, access persons must calculate the 30 day holding period by using the trade date of the most recently purchased (or shorted) lot of the security and add 30 days to such date. For example – access person purchases 100 shares of XYZ stock on January 10 and again on March 1. Sales (at a profit) would not be allowed until April 1, 30 days after the most recent purchase.